Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contact:
Ralph Castner/Chief Financial Officer
308-255-1227
Chris Gay/Treasurer
308-255-2905
Joe Arterburn/Corporate Communications
308-255-1204
Cabela’s Incorporated

Investor/Media Contact:
Integrated Corporate Relations
203-222-9013
Investor: Chad A. Jacobs
Media: Mike Fox/Megan McDonnell

CABELA’S INCORPORATED FILES AMENDED 8-K

SIDNEY, Neb. (November 3, 2004) – Cabela’s Incorporated (NYSE: CAB) filed an amended Form 8-K today in order to correct its Condensed Consolidated Statements of Cash Flows included in its press release dated October 28, 2004 announcing the financial results of Cabela’s for the third fiscal quarter of 2004 and the nine months ended October 2, 2004. The Condensed Consolidated Statements of Cash Flows in Cabela’s press release dated October 28, 2004 reported Cash Flows from Investing Activities of $(88.6) million and Cash Flows from Financing Activities of $114.8 million. After the correction to reflect the non-cash treatment of an $8.7 million capital lease obligation, the Condensed Consolidated Statements of Cash Flows reports Cash Flows from Investing Activities of $(79.9) million and Cash Flows from Financing Activities of $106.0 million. In addition, during Cabela’s earnings call on the afternoon of October 28, 2004, it was stated that Cabela’s has incurred year to date capital expenditures of approximately $36 million. This $36 million includes the non-cash capital lease obligation of $8.7 million. This correction had no effect on the net decrease of Cabela’s Cash and Cash Equivalents for the Nine Months Ended October 2, 2004, nor did it have any effect on Cabela’s Consolidated Balance Sheets or Consolidated Statements of Income included in the October 28, 2004 press release.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the nation’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since the Company’s founding in 1961, Cabela’s has grown to become one of the most well known outdoor recreation brands in the United States, and has long been recognized as the World’s Foremost Outfitter®. Through Cabela’s established direct business and its growing number of destination retail stores, it offers a wide and distinctive selection of high quality outdoor products at competitive prices while providing superior customer service. Cabela’s operates as an integrated multi-channel retailer, offering its customers a seamless shopping experience through its catalogs, website and destination retail stores. Cabela’s also issues the Cabela’s Club® VISA credit card through which it offers a related customer loyalty rewards program as a vehicle for strengthening its customer relationships.